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CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Maximum offering price per unit	Maximum aggregate offering price	Amount of registration fee(1)

4.875% Senior Notes due 2025	$ 300,000,000	99.025%	$ 297,075,000	$ 34,520.12

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-187263

P R O S P E C T U S    S U P P L E M E N T
(To Prospectus Dated March 14, 2013)

$300,000,000

Janus Capital Group Inc.

4.875% Notes due 2025

         The 4.875% Notes due 2025 (the "notes"), will bear interest at the rate of 4.875% per year. Interest on the notes is payable semi-annually in arrears on February 1 and August 1 of each year, beginning on February 1, 2016. The notes will mature on August 1, 2025. We have the option to redeem all or a portion of the notes at any time, or from time to time, at the applicable redemption price as described under the heading "Description of the Notes—Optional Redemption of the Notes" in this prospectus supplement.

         The notes will be unsecured and unsubordinated obligations of our company and will rank equal in right of payment with all our existing and future unsecured and unsubordinated indebtedness, effectively junior to any of our future secured indebtedness (to the extent of the value of the assets securing such indebtedness), and structurally junior to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries.

         The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system.

         Investing in the notes involves risks. See "Risk Factors" beginning on page S-5 of this prospectus supplement and under the caption "Risk Factors" in the documents incorporated by reference in the accompanying prospectus for a discussion of certain risks that should be considered in connection with an investment in the notes.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price(1)	99.025%	$297,075,000
Underwriting Discount	0.650%	$1,950,000
Proceeds to us (before expenses)	98.375%	$295,125,000
  (1)
  Plus accrued interest, if any, from July 31, 2015 to date of delivery.

         The underwriters expect to deliver the notes to purchasers through the book-entry facilities of The Depository Trust Company and its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V. on or about July 31, 2015.

Joint Book-Running Managers

J.P. Morgan	Citigroup	Wells Fargo Securities

Senior Co-Manager

BofA Merrill Lynch

Co-Managers

HSBC	SMBC Nikko

The date of this prospectus supplement is July 28, 2015

        You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and the information contained in any free writing prospectus that we may provide to you. We have not, and the underwriters have not, authorized anyone else to provide you with different or additional information. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or contained in any free writing prospectus that we provide to you. We are not, and the underwriters are not, making an offer of these securities or soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus we provide to you or the documents incorporated by reference is accurate on any date other than their respective dates, even though this prospectus supplement and the accompanying prospectus is delivered or securities are sold on a later date. When used in this prospectus supplement, the terms "Company," "we," "our" and "us" refer to Janus Capital Group Inc. and its subsidiaries, unless otherwise specified.

        This document is in two parts. The first part, the prospectus supplement, describes the specific terms of the notes we are offering and certain other matters relating to us and updates information in the accompanying prospectus as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives

S-i

more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent any inconsistency or conflict exists between the information included in this prospectus supplement and the information in the accompanying prospectus, the information included in or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus. This prospectus supplement incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus supplement.

S-ii

 FORWARD-LOOKING STATEMENTS

        Certain statements in this prospectus supplement contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") and Section 27A of the Securities Act of 1933 (the "Securities Act"). Such forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "projects," "estimates," "plans," "may increase," "may fluctuate," "forecast" and similar expressions or future or conditional verbs such as "will," "should," "would," "may" and "could" are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements. These statements are based on the beliefs and assumptions of Company management based on information currently available to management.

        Various risks, uncertainties, assumptions and factors that could cause future results to differ materially from those expressed by the forward-looking statements included in this prospectus supplement include, but are not limited to, the risks described under "Risk Factors" beginning on page S-5 of this prospectus supplement and elsewhere in the documents incorporated by reference herein. See "Where You Can Find More Information." We caution readers to carefully consider such factors. Furthermore, such forward looking statements speak only as of the date on which such statements are made. Except to the extent required under applicable securities law and stock exchange rules, we undertake no obligation to update any forward looking statements to reflect events or circumstances after the date of such statements.

S-iii

 SUMMARY

        This summary highlights selected information contained or incorporated by reference in the prospectus supplement and the accompanying prospectus. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully before investing. You should also review "Risk Factors" to determine whether an investment in the notes is appropriate for you.

The Company

        We provide investment management, administration, distribution and related services to financial advisors, individuals and institutional clients through mutual funds, other pooled investment vehicles, separate accounts and subadvised relationships, which we refer to as "investment products," in both domestic and international markets. Over the last several years, we have expanded our business to become a more diversified manager with increased investment product offerings and distribution capabilities. We provide investment management competencies across a range of disciplines, including fundamental U.S. and global equities (growth and value), mathematical equities, fixed income and alternatives, through our subsidiaries, Janus Capital Management LLC, INTECH Investment Management LLC, Perkins Investment Management LLC and Kapstream Capital Pty Limited. These subsidiaries specialize in specific investment styles, and each has its own unique and independent perspective. Our investment products are distributed through three primary channels: retail intermediary, institutional and international. Each distribution channel focuses on specific investor groups and the unique requirements of each group. As of June 30, 2015, we managed $189.5 billion of assets for mutual fund shareholders, clients and institutions around the globe.

        Janus Capital Group Inc. is a Delaware corporation. Our principal executive offices are located at 151 Detroit Street, Denver, Colorado 80206, and our telephone number is (303) 333-3863. Our website address is http://www.janus.com. We do not incorporate the information on or accessible through our website into this prospectus supplement or the accompanying prospectus and you should not consider it part of this prospectus supplement or the accompanying prospectus.

 The Offering

        The summary below sets forth some of the principal terms of the notes. Please read the "Description of the Notes" section in this prospectus supplement for a more detailed description of the terms and conditions of the notes.

Issuer	Janus Capital Group Inc.
Securities Offered	$300,000,000 aggregate principal amount of 4.875% Notes due 2025 (the "notes").
Interest Rate	4.875% per year.
Interest Payment Dates	Semi-annually, in arrears, on February 1 and August 1 of each year, beginning February 1, 2016.
Maturity	August 1, 2025
Offer to Repurchase Upon a Change of Control Repurchase Event
If we experience a change of control and in connection therewith the notes become rated below investment grade by Standard & Poor's Rating Service ("S&P") and Moody's Investors Service, Inc. ("Moody's"), we must offer to repurchase all the notes at a price equal to 101% of the principal amount plus accrued and unpaid interest thereon, if any, to the repurchase date. See "Description of the Notes—Offer to Repurchase Upon a Change of Control Repurchase Event."
Optional Redemption of the Notes
Prior to May 1, 2025 (three months prior to the maturity date of the notes), the notes will be redeemable in whole or in part, at our option at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 45 basis points, plus in each case accrued and unpaid interest thereon, if any, to the date of redemption.

In addition, at any time on and after May 1, 2025 (three months prior to the maturity date of the notes), the notes will be redeemable in whole or in part, at our option at any time or from time to time, at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest thereon, if any, to the date of redemption. For more detailed information on the calculation of the redemption price, see "Description of the Notes—Optional Redemption of the Notes."

Ranking	The notes will be unsecured and unsubordinated obligations of ours and will rank equal in right of payment with all our existing and future unsecured and unsubordinated indebtedness. The notes will effectively rank junior to any of our future secured indebtedness, to the extent of the value of the assets securing such indebtedness. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, the notes will rank "structurally junior" to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries. Our rights, and hence the rights of our creditors (including holders of our notes), to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary's creditors, except to the extent that our claims as a creditor of such subsidiary may be recognized. As of June 30, 2015, we and our subsidiaries had approximately $461.4 million of indebtedness (including trade payables) outstanding, of which $9.4 million consisted of indebtedness (including trade payables) of our subsidiaries. As of June 30, 2015, we had no secured indebtedness outstanding. After giving effect to the issuance of the notes offered hereby and our application of the net proceeds as described under "Use of Proceeds", we will have approximately $404.6 million of indebtedness outstanding. See "Capitalization."
Covenants
The indenture pursuant to which the notes are issued contains limitations on our ability and the ability of our significant subsidiaries to pledge voting stock to secure other debt without also similarly securing the notes equally and ratably. The indenture also includes requirements that must be met if we consolidate or merge with, or sell all or substantially all of our assets to, another entity.
Events of Default	The notes contain customary events of default. See "Description of the Notes—Events of Default" in this prospectus supplement.
Use of Proceeds
The net proceeds of this offering, after deducting the underwriting discount and estimated transactional expenses payable by us, will be approximately $294.5 million. We expect to use the net proceeds, together with other funds available to us, to repurchase, including by redemption or otherwise, the outstanding $344.5 million aggregate principal amount of our 6.700% Notes due June 15, 2017. Pending such use, we expect to use the net proceeds for general corporate purposes, including increased investments in our existing subsidiaries or affiliates, investments in developing products and the payment of fees and expenses related to this offering. See "Use of Proceeds."

Additional Notes	From time to time, without the consent of the holders of the notes, we may issue additional debt securities having the same ranking and the same interest rate, maturity and other terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) as the notes. Any additional debt securities having those similar terms, together with the previously issued notes will constitute a single series of debt securities under the indenture; provided, that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers.
Form and Denomination
We will issue the notes in the form of fully registered global notes registered in the name of the nominee of The Depository Trust Company ("DTC"). Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V. will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued in fully registered form only, in denominations of $2,000 and integral multiples of $1,000.
Trustee	The Bank of New York Mellon Trust Company, N.A.
Risk Factors
Investing in the notes involves substantial risks. See "Risk Factors" beginning on page S-5 and under the caption "Risk Factors" in the documents incorporated by reference in the accompanying prospectus for a description of certain risks that you should consider before investing in the notes.

RISK FACTORS

        You should consider carefully the following risks, together with the other information included or incorporated by reference in this prospectus supplement, before making a decision to purchase notes in the offering.

Risks Related to Us

        See the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2014, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of certain material risks relating to our businesses.

Risks Relating to the Notes

         Our debt is structurally subordinated to the debt and other liabilities of our subsidiaries and effectively junior to any of our future secured indebtedness.

        The notes are obligations exclusively of Janus Capital Group Inc. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, the notes will be "structurally junior" to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries. Our rights, and hence your right, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary's creditors, except to the extent that our claims as a creditor of such subsidiary may be recognized. The indenture governing the notes does not restrict our or our subsidiaries' ability to incur indebtedness, including secured indebtedness, to pay dividends or make distributions on, or redeem or repurchase our equity securities, or to engage in highly leveraged transactions that would increase the level of our indebtedness. In addition, the notes will effectively rank junior to any of our future secured indebtedness, to the extent of the value of the assets securing such indebtedness. Your right to participate in any distribution of such assets upon a liquidation or reorganization or otherwise would be subject to the prior claims of such secured creditors with respect to such assets.

        As of June 30, 2015, we and our subsidiaries had approximately $461.4 million of indebtedness (including trade payables) outstanding, of which $9.4 million consisted of indebtedness (including trade payables) of our subsidiaries. As of June 30, 2015, we had no secured indebtedness outstanding.

         We depend upon our subsidiaries to service our debt.

        Our cash flow and our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries. Our subsidiaries are separate and distinct legal entities. They have no obligation to pay any amounts due under the notes or to provide us with funds for our payment obligations. Payment to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and other business considerations.

         We may issue additional notes.

        Under the terms of the indenture that governs the notes, we may from time to time without notice to, or the consent of, the holders of the notes, create and issue additional notes of a new or existing series, which notes, if of an existing series, will be equal in rank to the notes of that series in all material respects so that the new notes may be consolidated and form a single series with such notes and have the same terms as to status, redemption or otherwise as such notes.

         An increase in interest rates could result in a decrease in the relative value of the notes.

        In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value. Consequently, if you purchase these notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

         Ratings of notes may not reflect all risks of an investment in the notes.

        We expect that the notes will be rated by at least one nationally recognized statistical rating organization. The ratings of the notes will primarily reflect our financial strength and will change in accordance with the rating of our financial strength. Any rating is not a recommendation to purchase, sell or hold the notes. These ratings do not correspond to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. As a result, the ratings of the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, your notes.

         There is no public market for the notes.

        The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. We can give no assurances concerning the liquidity of any market that may develop for the notes offered hereby, the ability of any investor to sell the notes, or the price at which investors would be able to sell them. If a market for the notes does not develop, investors may be unable to resell the notes for an extended period of time, if at all. If a market for the notes does develop, it may not continue or it may not be sufficiently liquid to allow holders to resell any of the notes. Consequently, investors may not be able to liquidate their investment readily, and lenders may not readily accept the notes as collateral for loans.

         We may not be able to repurchase the notes upon a change of control repurchase event.

        Upon the occurrence of a change of control repurchase event, as defined in the indenture that governs the notes, subject to certain conditions, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest, if any. The source of funds for that purchase of notes will be our available cash or cash generated from our subsidiaries' operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any change of control repurchase event to make required repurchases of notes tendered. In addition, the terms of our credit facility provide that certain change of control events will constitute an event of default thereunder entitling the lenders to accelerate any indebtedness outstanding under the facility at that time and to terminate the facility. Our future debt instruments may contain similar restrictions and provisions. If the holders of the notes exercise their right to require us to repurchase all the notes upon a change of control repurchase event, the financial effect of this repurchase could cause a default under future debt instruments, even if the change of control repurchase event itself would not cause a default. It is possible that we will not have sufficient funds at the time of the change of control repurchase event to make the required repurchase of our other debt and the notes. See "Description of the Notes—Offer to Repurchase Upon a Change of Control Repurchase Event."

 USE OF PROCEEDS

        The net proceeds of this offering, after deducting underwriting discount and estimated transaction expenses payable by us, will be approximately $294.5 million. We expect to use the net proceeds, together with other funds available to us, to repurchase, including by redemption or otherwise, the outstanding $344.5 million aggregate principal amount of our 6.700% Notes due June 15, 2017 (the "2017 Notes"). Pending such use, we expect to use the net proceeds for general corporate purposes, including increased investments in our existing subsidiaries or affiliates, investments in developing products and the payment of fees and expenses related to this offering.

        Any repurchase of 2017 Notes will be subject to, among other things, our financial condition, results of operations and cash flows, our credit ratings, other investment opportunities and other business and market conditions.

 RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Six Months Ended June 30,	Year Ended December 31,
	2015	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	9.20x	7.64x	5.20x	4.52x	5.09x	4.57x

        These ratios include us and our subsidiaries. For purposes of calculating the ratio of earnings to fixed charges, earnings consist of pretax income less equity in earnings of unconsolidated affiliates plus fixed charges and distributed earnings of unconsolidated affiliates. Fixed charges include gross interest expense, amortization of deferred financing expenses and an amount equivalent to interest included in rental charges. We have assumed that one-third of rental expense is representative of the interest factor.

CAPITALIZATION

        The following table sets forth our consolidated cash, cash equivalents and capitalization at June 30, 2015 on a historical basis and as adjusted to give effect to this offering and the use of proceeds therefrom, after deducting the underwriting discount and estimated transaction expenses payable to us, including the repurchase of the 2017 Notes. See "Use of Proceeds." The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, our unaudited consolidated financial statements and the related notes thereto contained in our Quarterly Report on Form 10-Q for the quarter ended on June 30, 2015 filed with the Securities and Exchange Commission (the "SEC") and incorporated by reference in this prospectus supplement.

	As of June 30, 2015
	Actual	As Adjusted
	(dollars in millions)
Cash and cash equivalents	$299.2	$209.3	(1)
Total debt:
6.700% Notes due June 15, 2017	344.5	—
.750% Convertible Senior Notes due July 15, 2018	107.5	107.5
4.875% Notes due August 1, 2025	—	297.1

Total debt	452.0	404.6
Shareholders' equity:
Common stock, $.01 par value (1,000,000,000 shares authorized; 186,857,313 issued and outstanding)	1.9	1.9
Preferred stock, $1.00 par value (10,000,000 shares authorized; no shares issued and outstanding)	—	—
Retained earnings	1,591.3	1,568.6	(2)
Accumulated other comprehensive loss, net of tax	(2.1)	(2.1)

Total Janus Capital Group Inc. shareholders' equity	1,591.1	1,568.4
Noncontrolling interests	5.7	5.7
Total equity	$1,596.8	$1,574.1
Total capitalization	$2,048.8	$1,978.7
(1)
Reflects the use of an estimated $89.3 million of cash on hand to repurchase the outstanding 2017 Notes not funded by the proceeds from the issuance of the notes.

(2)
Reflects an estimated net of tax charge of $22.3 million from the early extinguishment of the 2017 Notes.

 DESCRIPTION OF THE NOTES

        Set forth below is a description of the specific terms of the notes. This description should be read together with the indenture under which the notes are to be issued. The following summary of certain provisions of the notes and the indenture does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the notes and the indenture. Certain terms used but not defined herein shall have the meanings given to them in the notes or the indenture, as the case may be. When used in this section, the terms "we," "our" and "us" refer solely to Janus Capital Group Inc. and not to its subsidiaries.

General

        The notes will initially be limited to $300,000,000 in aggregate principal amount. The notes will be issued in fully registered form only, in denominations of $2,000 and integral multiples of $1,000. The notes will mature on August 1, 2025.

        The notes will be issued as a series of senior debt securities under the senior indenture, dated as of November 6, 2001, between us and The Bank of New York Mellon Trust Company, N.A. (as successor to The Chase Manhattan Bank) as trustee. The indenture does not limit the amount of other debt that we may incur. We may, from time to time, without the consent of the holders of the notes, issue other debt securities under the indenture in addition to the notes. We may also, from time to time, without the consent of the holders of the notes, issue additional debt securities having the same ranking and the same interest rate, maturity and other terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) as the notes. Any additional debt securities having those similar terms, together with the previously issued notes, will constitute a single series of debt securities under the indenture; provided, that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers.

        The notes will bear interest from July 31, 2015 at the annual rate of 4.875%. Interest on the notes will be payable semi-annually on February 1 and August 1 of each year, commencing February 1, 2016, to the persons in whose names the notes are registered at the close of business on the immediately preceding January 15 and July 15, respectively, subject to certain exceptions. Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months.

        Any payment otherwise required to be made in respect of the notes on a date that is not a business day may be made on the next succeeding business day with the same force and effect as if made on that date. No additional interest will accrue as a result of such a delayed payment. A "business day" is defined as a day other than a Saturday, Sunday or legal holiday or other day on which banking institutions or trust companies in The City of New York, or any other city in which the paying agent is being utilized, are authorized or required by law, regulation or executive order to close.

        The notes do not provide for any sinking fund.

Ranking

        The notes will be unsecured and unsubordinated obligations of ours and will rank equal in right of payment with all our existing and future unsecured and unsubordinated indebtedness. The notes will effectively rank junior to any of our future secured indebtedness, to the extent of the value of the assets securing such indebtedness. The right of a holder of the notes to participate in any distribution of such assets upon a liquidation or reorganization or otherwise would be subject to the prior claims of such secured creditors with respect to such assets. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, the notes will rank "structurally junior" to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries. Our rights, and hence the rights of our creditors (including holders of our notes), to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary's creditors (including trade creditors), except to the extent that our claims as a creditor of such subsidiary may be recognized. The notes do not restrict the ability of our subsidiaries to incur additional indebtedness.

        Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments due to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

        As of June 30, 2015, we and our subsidiaries had approximately $461.4 million of indebtedness (including trade payables) outstanding, of which $9.4 million consisted of indebtedness (including trade payables) of our subsidiaries. As of June 30, 2015, we had no secured indebtedness outstanding.

Offer to Repurchase Upon a Change of Control Repurchase Event

        If a Change of Control Repurchase Event (defined below) occurs, unless we have exercised our right to redeem the notes as described under "—Optional Redemption of the Notes," we will make an offer to each holder of notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder's notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase.

        Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control but after the public announcement of the Change of Control, we will mail, or deliver to DTC in the case of notes represented by a global security, a notice to each holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or delivered. The notice shall, if mailed or delivered prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

        We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

        On the Change of Control Repurchase Event payment date in respect of the notes, we will, to the extent lawful:

          (1)   accept for payment all notes or portions of notes properly tendered pursuant to our offer;

          (2)   deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

          (3)   deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers' certificate stating the aggregate principal amount of notes being purchased by us.

        Holders electing to sell their notes will be required to surrender their notes in accordance with the offer, to the paying agent at the address to be specified in the notice, or transfer their notes to the paying agent by book-entry transfer, prior to the close of business on the third business day prior to the payment date. The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000.

        We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes an offer for the notes in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

        The source of funds that will be required to repurchase notes in the event of a Change of Control Repurchase Event will be our available cash or cash generated from our subsidiaries' operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any Change of Control Repurchase Event to make required repurchases of notes tendered. The terms of our credit facility provide that certain change of control events will constitute an event of default thereunder entitling the lenders to accelerate any indebtedness outstanding under the facility at that time and to terminate the facility. See "Notes to Consolidated Financial Statements—Note 7—Debt" in our Annual Report on Form 10-K, which is incorporated by reference herein, for a general discussion of our other existing indebtedness. Our future debt instruments may contain similar restrictions and provisions. If the holders of the notes exercise their right to require us to repurchase notes upon a change of control repurchase event, the financial effect of this repurchase could cause a default under our future debt instruments, even if the change of control repurchase event itself would not cause a default. It is possible that we will not have sufficient funds at the time of the change of control repurchase event to make the required repurchase of our other debt and the notes. See "Risk Factors—Risks Relating to the Notes—We may not be able to repurchase the notes upon a change of control repurchase event."

        The definition of "Change of Control" includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person or group may be uncertain.

        For purposes of the notes:

        "Below Investment Grade Rating Event" means the notes are rated below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

        "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

        "Change of Control" means the occurrence of any of the following:

          (1)   the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our wholly owned subsidiaries;

          (2)   the adoption of a plan relating to our liquidation or dissolution;

          (3)   the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our wholly owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of our Voting Stock, measured by voting power rather than number of shares; or

          (4)   the first day on which a majority of the members of our Board of Directors are not Continuing Directors.

        Notwithstanding the foregoing, a transaction effected to create a holding company for us will not be deemed to involve a Change of Control if (1) pursuant to such transaction we become a wholly owned subsidiary of such holding company and (2) the holders of the Voting Stock of such holding company immediately following such transaction are the same as the holders of our Voting Stock immediately prior to such transaction.

        "Change of Control Repurchase Event" means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

        "Continuing Directors" means, as of any date of determination, any member of our Board of Directors who:

          (1)   was a member of such Board of Directors on the first date that the notes were issued; or

          (2)   was nominated for election or elected to our Board of Directors with the approval of a majority of the Continuing Directors who were members of our Board at the time of such nomination or election.

        "Investment Grade" means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating categories of Moody's) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the notes for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).

        "Moody's" means Moody's Investor Services Inc., or any successor thereto.

        "Rating Agency" means:

          (1)   each of Moody's and S&P; and

          (2)   if either of Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) under the Exchange Act selected by us as a replacement agency for Moody's or S&P, or both, as the case may be.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

        "Voting Stock" as applied to stock of any person, means shares, stock, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Optional Redemption of the Notes

        Prior to May 1, 2025 (three months prior to the maturity date of the notes), the notes will be redeemable in whole or in part, at our option at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 45 basis points, plus in each case accrued and unpaid interest thereon, if any, to the date of redemption.

        In addition, at any time on and after May 1, 2025 (three months prior to the maturity date of the notes), the notes will be redeemable in whole or in part, at our option at any time, at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest thereon, if any, to the date of redemption.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Comparable Treasury Issue" means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the notes.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

        "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

        "Reference Treasury Dealer" means (i) each of J.P. Morgan Securities LLC and Citigroup Global Markets Inc. or their respective affiliates which are Primary Treasury Dealers (as defined below), and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer; (ii) one other Primary Treasury Dealer selected by Wells Fargo Securities, LLC and its successors after consultation with us; and (iii) one other Primary Treasury Dealer selected by us.

        Notice of any redemption will be mailed, or delivered to DTC in the case of notes represented by a global security, at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

        Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

        In addition, we may at any time purchase any of the notes by tender, in the open market or by private agreement, subject to applicable law.

Limitations on Liens

        The indenture provides that we will not, and will not cause or permit any Significant Subsidiary to, create, assume, incur or guarantee any indebtedness that is secured by a Lien on any Voting Stock of any Significant Subsidiary without providing that the notes (together, if we shall so determine, with any other indebtedness of, or guarantee by, us or such Significant Subsidiary, ranking equally with the notes and existing as of the closing of the offering of the notes or thereafter created) will be secured equally and ratably with or prior to all other indebtedness secured by such Lien on the Voting Stock of such Significant Subsidiary for so long as such other indebtedness is so secured. This limitation will not apply to Permitted Liens.

        "Existing Indebtedness" means indebtedness subject to Liens in existence on the issue date of the notes (and Liens securing indebtedness incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, indebtedness that was previously so secured pursuant to this clause; provided that the amount of any such indebtedness secured pursuant to this clause is not increased to any amount greater than the sum of (i) the outstanding available amount or, if greater, the outstanding principal amount, of the indebtedness secured by such Liens in existence on the issue date and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, replacement, amendment, extension or modification; provided, further, that any such Lien is limited to all or part of the Voting Stock that secured (or, under the written arrangements under which the original Lien arose, could secure) the indebtedness being refinanced).

        "Lien" means a pledge, mortgage or other lien.

        "Permitted Liens" means (a) Liens on Voting Stock of any Subsidiary existing at the time such entity becomes a direct or indirect Significant Subsidiary of us or is merged into a direct or indirect Significant Subsidiary of us (provided such Liens are not created or incurred in connection with such transaction and do not extend to any other Significant Subsidiary), (b) statutory liens, liens for taxes or assessments or governmental liens not yet due or delinquent or which can be paid without penalty or are being contested in good faith, (c) other liens of a similar nature as those described in subclause (b) above, and (d) liens granted under Existing Indebtedness.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC as in effect on the issue date of the notes.

        "Subsidiary" of any person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Voting Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such person, (2) such person and one or more Subsidiaries of such person or (3) one or more Subsidiaries of such person; provided that, in all cases, Subsidiary shall not include any investment vehicle that is not an operating entity of us but that is required to be consolidated as a variable interest entity pursuant to Financial Accounting Standards Board ASU 2009-17, Consolidations (Topic 810)—Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities, or otherwise under generally accepted accounting principles. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of us.

Events Of Default

        The term "Event of Default" with respect to the notes means any of the following:

    •
    we do not pay the principal of, or any premium on, the notes on the due date;

    •
    we do not pay interest on the notes within 30 days of its due date;

    •
    we remain in breach of a covenant with respect to the notes for 60 days after we receive a written notice of default stating that we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of the notes; and

    •
    we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

        If an Event of Default has occurred and has not been cured within the applicable time period, the trustee or the holders of 25% in principal amount of the notes may declare the entire principal amount of the notes to be immediately due and payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be rescinded by the holders of at least a majority in principal amount of the notes.

        The trustee may withhold notice to the holders of notes of any default, except in the payment of principal or interest, if it considers the withholding of notice to be in the best interests of the holders. Additionally, subject to the provisions of the indenture relating to the duties of the trustee, the trustee is not required to take any action under the indenture at the request of any of the holders of the notes unless such holders offer the trustee reasonable protection from expenses and liability (called an "indemnity"). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conduct of any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

        Before a holder of notes is allowed to bypass the trustee and bring its own lawsuit or other formal legal action or take other steps to enforce its rights or protect its interests relating to the notes, the following must occur:

  •
  The holder must give the trustee written notice that an Event of Default has occurred and remains uncured.

  •
  The holders of 25% in principal amount of all outstanding notes must make a written request that the trustee take action because of the default that has occurred and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

  •
  The trustee must not have taken any action for 60 days after receipt of the above notice, request and offer of indemnity.

  •
  The holders of a majority in principal amount of the notes must not have given the trustee a direction inconsistent with the above notice or request.

        Notwithstanding the above, a holder is entitled at any time to bring a lawsuit for the payment of money due on the notes on or after the due date for payment.

        Holders of a majority in principal amount of the notes may waive any past defaults other than:

  •
  the payment of principal, or any premium or interest, on the notes; or

  •
  a default in respect of a covenant that cannot be modified or amended without the consent of each holder of the notes.

        With respect to the notes, we will furnish to the trustee, each year, a written statement of certain of our officers certifying that, to their knowledge, we are in compliance with the provisions of the indenture applicable to the notes, or specifying an Event of Default.

Merger Or Consolidation

        The terms of the indenture generally permits us to consolidate or merge with another entity. We will also be permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless, among other things, the following conditions are met:

  •
  in the event that we merge out of existence or sell all or substantially all of our assets, the resulting entity must agree to be legally responsible for the notes; and

  •
  the merger or sale of all or substantially all of our assets must not cause a default on the notes, and we must not already be in default (unless the merger or sale would cure the default) with respect to the notes.

Modification Or Waiver

        Without the specific approval of each holder of the notes, we may not:

  •
  change the stated maturity of the principal of, or interest or any additional amounts on, the notes;

  •
  reduce the principal amount of, or premium, if any, or interest on, or any other amounts due on the notes;

  •
  reduce the amount of principal payable upon acceleration of maturity of the notes;

  •
  make any change that adversely affects the rights of holders to receive payment on, to convert, to exchange or to require us to purchase, as applicable, the notes;

  •
  change the place or currency of payment on the notes;

  •
  impair the holders' right to sue for payment on the notes;

  •
  reduce the percentage of holders of outstanding notes whose consent is needed to modify or amend the indenture;

  •
  reduce the percentage of holders of outstanding notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults of the indenture; or

  •
  modify any other aspect of the provisions of the indenture dealing with modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants relating to the notes.

        There are certain changes that we may make to notes without any vote of the holders of the notes. Such changes are limited to clarifications and certain other changes that would not adversely affect the holders of the outstanding notes in any material respect.

        Subject to the provisions of the indenture, any other change to, or waiver of, any provision of the indenture or the debt securities issued pursuant thereto (including the notes) would require the following approval:

  •
  if the change affects only one series of debt securities issued under the indenture, it must be approved by the holders of a majority in principal amount of the outstanding debt securities of that series.

  •
  if the change affects more than one series of debt securities issued under the indenture, it must be approved by the holders of a majority in principal amount of the outstanding debt securities of all series affected by the change, with all affected series voting together as one class for this purpose.

  •
  Waiver of our compliance with certain provisions of the indenture must be approved by the holders of a majority in principal amount of the outstanding debt securities of all series issued under the indenture, voting together as one class for this purpose, in accordance with the terms of the indenture.

In each case, the required approval must be given in writing.

Further Details Concerning Voting

        Notes will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust money for their payment in full or their redemption. Notes will also not be eligible to vote if we can legally release ourselves from all payment and other obligations with respect to the notes, as described below under "—Defeasance—Full Defeasance."

        We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding notes that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of one or more series of debt securities, such vote or action may be taken only by persons shown on the trustee's records as holders of the debt securities of the relevant series on such record date.

Defeasance

        We may elect either (i) to be released from some of the covenants in the indenture (referred to as "covenant defeasance"); or (ii) to be discharged from all of our obligations with respect to the notes, except for obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen debt securities, to maintain paying offices or agencies and to hold moneys for payment in trust (referred to as "full defeasance").

Covenant Defeasance

        In the event of covenant defeasance, holders would lose the protection of some of the covenants in the indenture, but would gain the protection of having money and government securities set aside in trust to repay the notes.

        Subject to the provisions of the indenture, to accomplish covenant defeasance with respect to the debt securities offered:

  •
  we must deposit in trust for the benefit of all holders of the notes a combination of money and U.S. government or U.S. government agency notes or bonds that would generate enough cash to make interest, principal and any other payments on such notes on the various dates when such payments would be due;

  •
  no Event of Default or event which with notice or lapse of time would become an Event of Default, including by reason of the above deposit of money, notes or bonds, with respect to the notes shall have occurred and be continuing on the date of such deposit;

  •
  we must deliver to the trustee a legal opinion of our counsel to the effect that, for U.S. federal income tax purposes, holders will not recognize income, gain or loss as a result of such covenant defeasance and that such covenant defeasance will not cause holders to be taxed on the notes any differently than if such covenant defeasance had not occurred and we had just repaid the notes ourselves at maturity;

  •
  we must deliver to the trustee a legal opinion of our counsel to the effect that the deposit of funds or bonds would not require registration under the Investment Company Act of 1940, as amended, or that all necessary registration under the Investment Company Act of 1940, as amended, had been effected;

  •
  we must comply with any additional terms of, conditions to or limitations to covenant defeasance, as set forth in the indenture; and

  •
  we must deliver to the trustee an officer's certificate and a legal opinion of our counsel stating that all conditions precedent to covenant defeasance, as set forth in the indenture, had been complied with.

        If we were to accomplish covenant defeasance, holders could still look to us for repayment of the notes if there were a shortfall in the trust deposit or the trustee were prevented from making payment. If an Event of Default that occurred after we accomplished covenant defeasance (such as our bankruptcy) and the notes became immediately due and payable, there might be a shortfall in our trust deposit. Depending on the event causing the default, holders might not be able to obtain payment of the shortfall.

Full Defeasance

        If we were to accomplish full defeasance, you would have to rely solely on the funds or notes or bonds that we deposit in trust for repayment of the notes. Holders could not look to us for repayment in the event of any shortfall in our trust deposit.

        Subject to the provisions of the indenture, in order to accomplish full defeasance with respect to the notes:

  •
  we must deposit in trust for the benefit of all holders of the notes a combination of money and U.S. government or U.S. government agency notes or bonds that would generate enough cash to make interest, principal and any other payments on the notes on the various dates when such payments would be due;

  •
  no Event of Default or event which with notice or lapse of time would become an Event of Default, including by reason of the above deposit of money, notes or bonds, with respect to the notes shall have occurred and be continuing on the date of such deposit;

  •
  we must deliver to the trustee a legal opinion of our counsel stating either that we have received, or there has been published, a ruling by the Internal Revenue Service or that there had been a change in the applicable U.S. federal income tax law, in either case to the effect that, for U.S. federal income tax purposes, holders will not recognize income, gain or loss as a result of such full defeasance and that such full defeasance will not cause holders to be taxed on the notes any differently than if such full defeasance had not occurred and we had just repaid the notes ourselves at maturity;

  •
  we must deliver to the trustee a legal opinion of our counsel to the effect that the deposit of funds or bonds would not require registration under the Investment Company Act of 1940, as amended, or that all necessary registration under the Investment Company Act of 1940, as amended, had been effected;

  •
  we must comply with any additional terms of, conditions to or limitations to full defeasance, as set forth in the indenture; and

  •
  we must deliver to the trustee an officer's certificate and a legal opinion of our counsel stating that all conditions precedent to full defeasance, as set forth in the indenture, had been complied with.

Book-Entry System; Delivery and Form

Global Notes

        We will issue the notes in the form of global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

        Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, which we refer to as Clearstream, or Euroclear Bank S.A./N.V., which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their U.S. depositaries, which in turn will hold such interests in customers' securities accounts in the U.S. depositaries' names on the books of DTC.

        We have obtained the information in this section concerning DTC, Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

        We understand that:

  •
  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

  •
  DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC's participants, which we refer to as or Direct Participants, deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates.

  •
  Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

  •
  DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed

    Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

  •
  Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, or Indirect Participants.

  •
  The DTC Rules applicable to its participants are on file with the SEC.

        We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

        We understand that Euroclear was created to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

        We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

        We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

        We expect that under procedures established by DTC:

  •
  upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

  •
  ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

        The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

        So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

        Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

        Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.

        Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively referred to herein as the Terms and Conditions). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

        Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

        Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

        Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

        Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

        We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

  •
  DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

  •
  an event of default under the indenture has occurred and is continuing, and DTC requests the issuance of certificated notes; or

  •
  we determine not to have the notes represented by a global note.

        Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

Information Concerning The Trustee

        The Bank of New York Mellon Trust Company, N.A., as successor to The Chase Manhattan Bank, is the trustee under the indenture. We may maintain deposit accounts and conduct banking and other financing transactions with the trustee in the normal course of business.

Governing Law

        The indenture and the notes will be governed by, and construed in accordance with, the law of The State of New York.

CERTAIN EMPLOYEE BENEFIT PLAN CONSIDERATIONS

        Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), prohibit employee benefit plans, entities and accounts that are subject to such sections ("Benefit Plan Investors") from engaging in certain transactions with persons that are "parties in interests" under ERISA or "disqualified persons" under the Code with respect to such Benefit Plan Investor. The acquisition and/or holding of the notes by or on behalf of a Benefit Plan Investor could be considered to give rise to a prohibited transaction if we are or become, or another party involved with this offering is or becomes, a party in interest or a disqualified person with respect to such Benefit Plan Investor. A violation of these "prohibited transaction" rules may result in an excise tax or other penalties and liabilities under ERISA and the Code for such parties in interest/disqualified persons or the fiduciaries of such Benefit Plan Investor. Certain exemptions from the prohibited transaction rules could be applicable to the purchase and holding of the notes by a Benefit Plan Investor depending on the type and circumstances of the plan fiduciary making the decision to acquire such notes and the relationship of the party in interest/disqualified person to the Benefit Plan Investor. In addition, Title I of ERISA requires fiduciaries of a Benefit Plan Investor subject to ERISA to make investments that are prudent, diversified and in accordance with the governing plan documents. Employee benefit plans that are governmental plans (collectively, with Benefit Plan Investors, referred to as "Plans") are not subject to the fiduciary and prohibited transaction provisions of ERISA or Section 4975 of the Code. However, such governmental plans may be subject to similar restrictions under applicable state, local or other law ("Similar Law").

        By acquiring a note (or interest therein), each purchaser and transferee (and if the purchaser or transferee is a Plan, its fiduciary) is deemed to represent, warrant and covenant that either (a) it is not acquiring the note (or interest therein) with the assets of a Plan; or (b) the acquisition and holding of the note (or interest therein) will not (i) give rise to a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code because such purchaser or transferee relied on an available prohibited transaction exemption, all of the conditions of which are satisfied, or (ii) result in a violation of Similar Law.

        The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Law to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a general discussion of material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes by an initial holder of the notes that acquires the notes pursuant to this sale at the initial sale price and holds the notes as capital assets for U.S. federal income tax purposes. This summary is included herein solely for information purposes. It is not intended to be, and should not be, regarded as legal or tax advice. No representation with respect to the consequences to any particular purchaser of the notes is made.

        This discussion is based upon the Code, U.S. Treasury Regulations and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion applies only to holders of the notes who hold the notes as capital assets (generally, property held for investment) and does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances or to investors subject to special treatment under U.S. federal income tax law, such as holders subject to the alternative minimum tax, U.S. Holders (as defined below) whose "functional currency" is not the United States dollar, financial institutions, insurance companies, tax-exempt organizations, real estate investment trusts or regulated investment companies, entities treated as partnerships for U.S. federal income tax purposes (or investors therein), dealers in securities or currencies, expatriates, foreign governments or international organizations, persons deemed to sell the notes under the constructive sale provisions of the Code and persons that hold the notes as part of a straddle, hedge, conversion transaction or other risk reduction or integrated investment.

        This summary does not address tax considerations arising under the laws of any foreign, state or local jurisdiction, the effect of any tax treaty or any non-income tax considerations, such as U.S. federal estate and gift tax or "Medicare" unearned income tax. We have not sought any ruling from the Internal Revenue Service ("IRS") with respect to the statements made and conclusions reached in this summary, and there can be no assurance that the IRS will agree with and not challenge these statements and conclusions.

        Prospective investors are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of the purchase, ownership and disposition of the notes.

        As used in this discussion, "U.S. Holder" means a beneficial owner of notes that for United States federal income tax purposes is:

    •
    an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the "substantial presence" test under Section 7701(b) of the Code;

    •
    a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any political subdivision or state thereof, or the District of Columbia;

    •
    an estate whose income is subject to United States federal income taxation regardless of its source; or

    •
    a trust (i) if its administration is subject to the primary supervision of a court within the United States and one or more "United States persons" (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

        As used in this discussion, the term "non-U.S. holder" means a beneficial owner of a note that is an individual, corporation, estate or trust that is not a U.S. Holder. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns the notes, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns the notes should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Payments upon early redemptions and other circumstances

        In certain circumstances (see "Description of Notes—Optional Redemption of the Notes" and "Description of Notes—Offer to Repurchase Upon a Change of Control Repurchase Event"), we may be entitled or obligated to redeem the notes before their stated maturity date or obligated to pay a U.S. Holder additional amounts in excess of stated interest or principal on the notes. We do not intend to treat the potential redemption or payment of any such amounts as causing the notes to be treated as contingent payment debt instruments under applicable Treasury regulations based in part on certain assumptions regarding the likelihood, as of the date of the issuance of the notes, that such additional amounts will be paid. Assuming such position is respected, any amounts paid to a U.S. Holder pursuant to any such redemption or repurchase, as applicable, would be taxable as described in "—U.S. Holders—Disposition of the Notes," in accordance with such holder's method of accounting for United States federal income tax purposes. In all such instances, our position is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS and if the IRS were to challenge this determination, a U.S. Holder might be required to accrue income on the notes at a higher yield and to treat as ordinary income (rather than capital gain) any income realized on the taxable disposition of a note before the resolution of the contingencies.

U.S. Holders

Interest

        Interest on the notes generally will be taxable to U.S. Holders as ordinary income at the time it is received or accrued in accordance with such holder's regular method of accounting for United States federal income tax purposes. It is expected, and this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes.

Sale, Exchange or other Taxable Disposition of the Notes

        Upon the sale, exchange, redemption, retirement or other taxable disposition of the notes, U.S. Holders generally will recognize capital gain or loss equal to the difference between:

    •
    the amount of cash proceeds and the fair market value of any property received on such disposition (less any amount attributable to accrued and unpaid interest on the notes that such holder has not previously included in income, which will generally be taxable as ordinary income); and

    •
    such holder's adjusted tax basis in the notes.

        The U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to such holder. Any gain or loss that is recognized on the disposition of the notes generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the notes for more than one year at the time of disposition. Long-term capital gains of individuals, estates and trusts currently are taxed at reduced rates. The U.S. Holder's ability to deduct capital losses is subject to certain limitations.

Information reporting and backup withholding

        In general, information reporting is required as to certain payments of interest on the notes and on the proceeds of a disposition of the notes unless the U.S. Holder is a corporation or other exempt person and, if requested, certifies such status. In addition, the U.S. Holder will be subject to backup withholding on payments made to such holder of principal and interest on the note and to payments of proceeds of a sale or other disposition of such note if the U.S. Holder is not exempt, such holder fails to properly furnish a correct taxpayer identification number (which, for an individual, is ordinarily his or her social security number) certified under penalties of perjury, or if the IRS has notified such holder that the holder is subject to backup withholding.

        Backup withholding is not an additional tax. Any amount withheld from a payment under the backup withholding rules may be allowed as a credit against the U.S. Holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Interest

        Subject to the discussion of backup withholding and FATCA below, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on payments of interest on the notes provided that (i) such interest is not effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder and (ii) the non-U.S. holder (A) does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock, (B) is not a controlled foreign corporation related to us directly or constructively through stock ownership, and (C) satisfies certain certification requirements. Such certification requirements will be met if (x) the non-U.S. holder provides its name and address, and certifies on an IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable), under penalties of perjury, that it is not a United States person or (y) a securities clearing organization or certain other financial institutions holding the note on behalf of the non-U.S. holder certifies on IRS Form W-8IMY (or a substantially similar form), under penalties of perjury, that such certification has been received by it and furnishes us or our paying agent with a copy thereof. In addition, we or our paying agent must not have actual knowledge or reason to know that the beneficial owner of the notes is a United States person.

        If interest on the notes is not effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder but such non-U.S. holder cannot satisfy the other requirements outlined in the preceding sentence, interest on the notes generally will be subject to U.S. withholding tax at a 30% rate (or a lower applicable treaty rate).

        If interest on the notes is effectively connected with the conduct of a trade or business within the United States by a non-U.S. holder, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, then the non-U.S. holder generally will be subject to U.S. federal income tax on such interest in the same manner as if such holder were a United States person and, in the case of a non-U.S. holder that is a foreign corporation, may also be subject to the branch profits tax at a rate of 30% (or a lower applicable treaty rate). Any such interest will not also, however, be subject to withholding tax if the non-U.S. holder delivers to us a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax.

Disposition of the Notes

        Subject to the discussion of backup withholding and FATCA below, a non-U.S. holder generally will not be subject to U.S. federal withholding tax with respect to gain, if any, recognized on the disposition of the notes. A non-U.S. holder will also generally not be subject to U.S. federal income tax with respect to such gain unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, or (ii) in the case of a non-U.S. holder that is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year and certain other conditions are satisfied. In the case described in (i) above, gain or loss recognized on the disposition of such notes generally will be subject to U.S. federal income taxation in the same manner as if such gain or loss were recognized by a United States person, and, in the case of a non-U.S. holder that is a foreign corporation, may also be subject to the branch profits tax at a rate of 30% (or a lower applicable treaty rate). In the case described in (ii) above, the non-U.S. holder generally will be subject to a 30% tax on any capital gain recognized on the disposition of the notes (after being offset by certain U.S. source capital losses).

Information Reporting and Backup Withholding

        A non-U.S. holder generally will be required to comply with certain certification procedures to establish that such holder is not a United States person in order to avoid backup withholding with respect to payments of principal and interest on or the proceeds of a disposition of the notes. In addition, we must report annually to the IRS and to each non-U.S. holder the amount of any interest paid to such non-U.S. holder regardless of whether any tax was actually withheld. Copies of the information returns reporting such interest payments and the amount of any tax withheld also may be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a non-U.S. holder's U.S. federal income tax liability, provided the required information is provided to the IRS.

FATCA

        Sections 1471 through 1474 of the Code and the Treasury regulations promulgated thereunder (commonly referred to as "FATCA") generally impose a withholding tax of 30% on payments of interest on debt instruments of U.S. issuers and, beginning January 1, 2017, on payments of gross proceeds in a disposition of such debt instruments to (i) a "foreign financial institution" (as defined under FATCA), unless such foreign financial institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which would include certain account holders that are foreign entities with U.S. owners), is subject to and complies with the terms of an applicable intergovernmental agreement implementing FATCA (and/or with any laws, regulations or rules implementing such agreement) or is otherwise deemed complaint with FATCA or (ii) a non-financial foreign entity in certain cases (as the beneficial owner or as an intermediary for the beneficial owner) unless such entity provides the withholding agent with certain certification or information relating to U.S. ownership of the entity. In each case, such withholding could apply regardless of whether the foreign financial institution or non-financial foreign entity receives such payments as the beneficial owner thereof or as an intermediary for the beneficial owner. If an amount in respect of U.S. withholding tax were to be deducted or withheld from interest or principal payments on the notes as a result of a holder's failure to comply with these rules or the presence in the payment chain of an intermediary that does not comply with these rules, neither we nor any paying agent or other person would be required to pay additional amounts as a result of the deduction or withholding of such tax. As a result, investors may receive less interest or principal than expected. Investors should consult their own tax advisors regarding FATCA and whether it may be relevant to their purchase, ownership and disposition of the notes.

UNDERWRITING

        J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement, dated the date of this prospectus supplement, among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriters	Principal Amount of Notes
J.P. Morgan Securities LLC	$90,000,000
Citigroup Global Markets Inc.	67,500,000
Wells Fargo Securities, LLC	67,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	45,000,000
HSBC Securities (USA) Inc.	15,000,000
SMBC Nikko Securities America, Inc.	15,000,000

Total	$300,000,000

        Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

        We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        We estimate that our total expenses for this offering, excluding the underwriting discount, will be approximately $0.6 million, and are payable by us.

Commissions and discounts

        The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.450% of the principal amount of the notes. The underwriters may allow, and those dealers may reallow, a concession to certain other broker/dealers not in excess of 0.250% of the principal amount of the notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

New issue of notes

        The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot ensure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Price stabilization and short positions

        In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in process.

        The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

        These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area (each, a "Relevant Member State"), no offer of notes may be made to the public in that Relevant Member State other than:

        A.    to any legal entity which is a qualified investor as defined in the Prospectus Directive;

        B.    to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

        C.    in any other circumstances falling within Article 3(2) of the Prospectus Directive,

        provided that no such offer of notes shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

        For the purpose of the above provisions, the expression "an offer to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Other relationships

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, affiliates of the underwriters participating in this offering are lenders under our revolving credit facility, participants in our commercial paper program, or both, and may receive a portion of the proceeds of this offering through our repayment of the indebtedness outstanding under our revolving credit facility, if any, and commercial paper program with such proceeds.

        In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their respective affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their respective affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any credit default swaps or such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

 LEGAL MATTERS

        Certain legal matters regarding the notes will be passed upon for us by Mayer Brown LLP, Chicago, Illinois. Certain legal matters regarding the notes will be passed upon for the underwriters by O'Melveny & Myers LLP, New York, New York.

EXPERTS

        The consolidated financial statements incorporated in this prospectus supplement by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Janus Capital Group's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements, and other information with the SEC. These reports, proxy statements, and other information can be read and copied at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including us. These reports, proxy statements and other information are also available through the Investor Relations section of our website (http://ir.janus.com). Information on our website is not incorporated into this prospectus supplement, the accompanying prospectus or our other SEC filings and is not a part of this prospectus supplement, the accompanying prospectus or those filings.

        This prospectus supplement and the accompanying prospectus are part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC as indicated above, or from us.

        The SEC allows us to "incorporate by reference" the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus supplement, and any information filed (but not information that is furnished) with the SEC subsequent to this prospectus supplement and prior to the termination of this offering will automatically be deemed to update and supersede this information. The following documents have been filed by us with the SEC (File No. 001-15253) and are incorporated by reference into this prospectus supplement:

  •
  Annual Report on Form 10-K for the year ended December 31, 2014;

  •
  Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015 and June 30, 2015; and

  •
  Current Reports on Form 8-K filed February 20, 2015, April 28, 2015, and July 24, 2015.

        We incorporate by reference the documents listed above and any future filings made pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, with the exception of documents that are furnished and deemed not to be filed.

        We will provide without charge to each person to whom this prospectus supplement is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to Janus Capital Group Inc., 151 Detroit Street, Denver, Colorado 80206, (303) 691-3905, Attention: Investor Relations.

PROSPECTUS

JANUS CAPITAL GROUP INC.

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES

        The following are types of securities that we may offer, issue and sell from time to time, together or separately:

  •
  common stock;

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  preferred stock; and

  •
  debt securities.

        Each time we offer securities for sale, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities being offered. A prospectus supplement may also add to or update information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement carefully before you make your investment decision.

        Our common stock is listed on the New York Stock Exchange (the "NYSE") under the trading symbol of "JNS." Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

        Investing in our securities involves risks, including the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Securities and Exchange Commission (the "SEC") on February 25, 2013, the risk factors described under the caption "Risk Factors" in any applicable prospectus supplement and/or risk factors, if any, set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as referenced on page 1 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 14, 2013.

        You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement, or any documents incorporated by reference therein, is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

        In this prospectus, "we," "us," "our," and "Janus" refer to Janus Capital Group Inc. and its subsidiaries, unless otherwise specified.

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ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of the securities in one or more offerings described in this prospectus. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add information to this prospectus or update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. We urge you to read both this prospectus and the accompanying prospectus supplement together with additional information described under the heading "Where You Can Find More Information" and "Incorporation of Certain Information by Reference."

RISK FACTORS

        You should carefully consider the specific risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, the risk factors described under the caption "Risk Factors" in any applicable prospectus supplement, and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act before making an investment decision. See "Where You Can Find More Information" and "Incorporation of Certain Information by Reference."

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information, with the SEC. These reports, proxy statements and other information can be read and copied upon payment of a duplication fee at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room in Washington D.C. and other locations. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including us. These reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005 or through the Investor Relations section of our website (http://ir.janus.com). Information on our website is not incorporated into this prospectus or our other SEC filings and is not a part of this prospectus or those filings.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        We are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to the initial filing of the registration statement and prior to the termination of the offering of the securities will automatically be deemed to update and supersede this information. The following documents have been filed by us (File No. 001-15253) with the SEC and are incorporated by reference into this prospectus:

•
The Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on February 25, 2013;

•
The Current Report on Form 8-K filed with the SEC on January 24, 2013 (Item 5.02 only); and

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•
The description of our common stock contained in exhibit 99.1 of its Registration Statement on Form 10 (File No. 001-15253) filed on June 15, 2000, pursuant to Section 12 of the Exchange Act, including any amendments or supplements filed for the purpose of updating such descriptions.

        In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents with the SEC.

        Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents, and any other documents that are, incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to our principal executive office, located at: Janus Capital Group Inc., 151 Detroit Street, Denver, Colorado 80206, (303) 333-3863, Attention: Investor Relations.

FORWARD-LOOKING INFORMATION

        Certain statements in this prospectus contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "projects," "estimates," "plans," "may increase," "may fluctuate," "forecast" and similar expressions or future or conditional verbs such as "will," "should," "would," "may" and "could" are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements. These statements are based on the beliefs and assumptions of our management based on information currently available to management.

        Various risks, uncertainties, assumptions and factors that could cause future results to differ materially from those expressed by the forward-looking statements included in this prospectus include, but are not limited to, risks, uncertainties, assumptions and factors specified in the our Annual Report on Form 10-K for the year ended December 31, 2012, and this prospectus included under headings such as "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and in other filings and furnishings made by us with the SEC from time to time. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this prospectus may not occur. Many of these factors are beyond the control of us and our management. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this prospectus. We undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by applicable law or regulation.

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 USE OF PROCEEDS

        Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds of any securities sold for general corporate purposes.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
(dollars in millions)	2012	2011	2010	2009	2008
Ratio of Earnings to Fixed Charges	4.52	5.09	4.57	(8.29)	3.63

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 LEGAL MATTERS

        Unless otherwise specified in the applicable prospectus supplement, the validity of the securities covered by this prospectus will be passed upon for us by Kirkland & Ellis LLP. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements incorporated in this Prospectus by reference from Janus Capital Group Inc.'s (the "Company") Annual Report on Form 10-K, and the effectiveness of the Company's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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$300,000,000

Janus Capital Group Inc.

4.875% Notes due 2025

Prospectus Supplement

July 28, 2015

Joint Book-Running Managers

J.P. Morgan	Citigroup	Wells Fargo Securities

Senior Co-Manager

BofA Merrill Lynch

Co-Managers

HSBC	SMBC Nikko